Exhibit 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDMENT NUMBER ONE TO BUSINESS FINANCING AGREEMENT

This AMENDMENT NUMBER ONE TO BUSINESS FINANCING AGREEMENT (this “Amendment”), dated as of June 3rd, 2019, is entered into by and between  Western Alliance Bank, an Arizona corporation Lender”), one the one hand, and, ORION ENERGY SYSTEMS, INC., a Wisconsin corporation (“Parent”), the Subsidiaries of Parent listed on Schedule 1 attached to the Agreement defined below, and such other direct or indirect Subsidiaries of Parent that may hereafter become parties hereto (collectively with Parent, “Borrowers” and each a “Borrower”), on the other hand, with reference to the following facts:

A.	Borrowers and Lender previously entered into that certain Business Financing Agreement, dated as of October 26, 2018 (the “Agreement”).
B.	Borrowers and Lender desire to amend the Agreement in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby agree as follows:

1.Defined Terms.  All initially capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

2.Amendment to Section 1.12.  Section 1.12 of the Agreement is hereby amended in its entirety as follows:

1.12

Overadvances.  Upon any occurrence of an Overadvance, Borrowers shall immediately pay down the Advances such that, after giving effect to such payments, no Overadvance exists; provided that if any Overadvance occurs due to the termination of the Inventory Sublimit Availability Period, then Borrowers shall pay down all Advances supported by the Inventory Sublimit on a monthly basis, commencing with the first day of the month following the termination of the Inventory Sublimit Availability Period in an amount equal to the lesser of $1,000,000 or the unpaid balance of Advances supported by the Inventory Sublimit.

3.Amendments to Section 12.1.

(a)The following definitions set forth in Section 12.1 of the Agreement are hereby amended in their entirety as follows:

“Inventory Sublimit” means $3,000,000.

“Inventory Sublimit Availability Period” means the period commencing on the Amendment Number One Effective Date and terminating, if ever, when Adjusted EBITDA for any fiscal quarter of Borrower is less than 75% of plan.

(b)Clause (m) of the definition of “Eligible Receivable” set forth in Section 12.1 of the Agreement is hereby amended in its entirety as follows:

(m)

The Receivable is not that portion of Receivables due from an Account Debtor which is in excess of the Maximum Concentration Percentage of Borrowers’ aggregate dollar amount of all outstanding Receivables.

(c)The following new defined terms are hereby added to Section 12.1 of the Agreement in alphabetical order:

“Adjusted EBITDA” means consolidated net profit before tax plus interest expense, depreciation expense and amortization expense, plus stock-based compensation expense.

“Amendment Number One” means that certain Amendment Number One to Business Financing Agreement, dated as of June 3rd, 2019, among Borrowers and Lender, amending this Agreement.

“Amendment Number One Effective Date” means the date when all of the conditions set forth in Section 4 of the Amendment Number One have been fulfilled to the satisfaction of Lender.

“Maximum Concentration Percentage” means the percentage indicated in the table below opposite the applicable Account Debtor:

Account Debtor	Maximum Concentration Percentage
[***]	50%
[***]	50%
[***]	75%
All others	35%

4.Conditions Precedent to Effectiveness of Amendment.  The effectiveness of this Amendment is subject to and contingent upon the fulfillment of each and every one of the following conditions to the satisfaction of Lender:

(a)Lender shall have received this Amendment, duly executed by Borrowers;

(b)Lender shall have received an amendment fee in the amount of $2,000, which fee shall be fully-earned and non-refundable, part of the Obligations, and secured by the Collateral;

(c)No Event of Default or Default shall have occurred and be continuing; and

(d)All of the representations and warranties set forth herein and in the Agreement shall be true, complete and accurate in all respects as of the date hereof (except for representations and warranties which are expressly stated to be true and correct as of the date of the Agreement).

5.Representations and Warranties.  In order to induce Lender to enter into this Amendment, each Borrower hereby represents and warrants to Lender that:

(a)No Event of Default or Default is continuing;

(b)All of the representations and warranties set forth in the Agreement and in the Agreement are true, complete and accurate in all respects (except for representations and warranties which are expressly stated to be true and correct as of the date of the Agreement); and

(c)This Amendment has been duly executed and delivered by Borrowers, and the Agreement continues to constitute the legal, valid and binding agreements and obligations of Borrowers, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, and similar laws and equitable principles affecting the enforcement of creditors’ rights generally.

6.Counterparts; Electronic Execution.  This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment.  Delivery of an executed counterpart of this Amendment electronically (including by e-mail delivery of a “.pdf” format data file) shall be equally as effective as delivery of a manually executed counterpart of this Amendment.  Any party delivering an executed counterpart of this Amendment electronically also shall deliver a manually executed counterpart of this Amendment but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

7.Integration.  The Agreement as amended by this Amendment constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof, and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

8.No Waiver.  The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default, whether or not known to Lender and whether or not existing on the date of this Amendment.

9.Release.

(a)Each Borrower hereby absolutely and unconditionally releases and forever discharges Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.  Each Borrower hereto certifies that it has read the following provisions of California Civil Code Section 1542:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

(b)Each Borrower understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if it should eventually suffer additional damages arising out of the facts referred to above, it will not be able to make any claim for those damages. Furthermore, each Borrower acknowledges that it intends these consequences even as to claims for damages that may exist as of the date of this release but which it does not know exist, and which, if known, would materially affect its decision to execute this Agreement, regardless of whether its lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

10.Reaffirmation of the Agreement.  The Agreement as amended hereby and the Loan Documents remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first hereinabove written.

BORROWERS:	ORION ENERGY SYSTEMS, INC., a Wisconsin corporation By: /s/ William T. Hull Name: William T. Hull Title: Chief Financial Officer
CLEAN ENERGY SOLUTIONS, LLC, a Wisconsin limited liability company By: /s/ William T. Hull Name: William T. Hull Title: Chief Financial Officer
GREAT LAKES ENERGY TECHNOLOGIES, LLC, a Wisconsin limited liability company By: /s/ William T. Hull Name: William T. Hull Title: Chief Financial Officer
ORION SHARED SERVICES, LLC, a Wisconsin limited liability company By: /s/ William T. Hull Name: William T. Hull Title: Chief Financial Officer
ORION AVIATION, LLC, a Wisconsin limited liability company By: /s/ William T. Hull Name: William T. Hull Title: Chief Financial Officer
ORION TECHNOLOGY VENTURES, LLC, a Wisconsin limited liability company By: /s/ William T. Hull Name: William T. Hull Title: Chief Financial Officer

Amendment Number One to Business Financing Agreement

ORION ASSET MANAGEMENT, LLC, a Wisconsin limited liability company By: /s/ William T. Hull Name: William T. Hull Title: Chief Financial Officer
ORION OPERATIONS, LLC, a Wisconsin limited liability company By: /s/ William T. Hull Name: William T. Hull Title: Chief Financial Officer
LENDER:	WESTERN ALLIANCE BANK, an Arizona corporation By: /s/ Lisa Chang Name: Lisa Chang Title: Vice President

Amendment Number One to Business Financing Agreement